EXHIBIT 3.3

ARTICLES OF INCORPORATION

OF

WFB FUNDING CORPORATION

The undersigned person, being of the age of majority and acting as Incorporator of the Corporation under the Nebraska Business Corporation Act (the “Act”), adopts the following Articles of Incorporation for such corporation.

ARTICLE I

NAME

The name of the corporation is WFB Funding Corporation (the “Corporation”).

ARTICLE II

REGISTERED OFFICE; REGISTERED AGENT

The street address of the initial registered office of the Corporation is One Cabela Drive, Sidney, Nebraska 69160, and the name of its initial registered agent at that address is Ralph W. Castner.

ARTICLE III

PURPOSES

The Corporation is formed for the sole purpose of engaging in the following activities:

A    to serve as the Independent Member and the Managing Member (the “Managing Member”) in WFB Funding, LLC, a Nebraska limited liability company (the “LLC”);

B.    to execute and deliver the LLC’s Operating Agreement pursuant to which the LLC will be administered and regulated;

C.    to execute and deliver, on behalf of the LLC, all agreements, documents, certificates and other instruments as are necessary to permit the LLC to achieve its limited purposes as set forth In the LLC’s Articles of Organization (collectively, the “Transaction Documents”);

D.    to take such actions and exercise such powers as are necessary to permit the LLC to achieve its limited purpose as set forth in the LLC’s Articles of Organization; and

E.    any lawful act or activity that may be taken by corporations organized under the Act that is necessary or desirable for the accomplishment of the above-mentioned purposes and not specifically prohibited herein.

ARTICLE IV

COVENANTS REGARDING OPERATIONS

A.    So long as any certificates, indebtedness or other obligations are outstanding under the Transaction Documents:

i.    The Corporation shall not incur, assume or guarantee any indebtedness other than the Corporation’s obligations as Managing Member with respect to the Transaction Documents.

ii.    The Corporation shall not engage in any business or activity other than as permitted in Article III hereof.

iii.    The Corporation shall not consolidate or merge with or into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity nor shall the Corporation permit the LLC to consolidate or merge with or into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity.

iv.    The Corporation shall not dissolve or liquidate, in whole or in part nor shall the Corporation permit the LLC to dissolve, terminate or liquidate, in whole or in part.

v.    The Corporation shall not commingle its funds or other assets with those of any other individual or entity.

vi.    The Corporation shall not hold itself out as being liable for the debts of any other party and the Corporation shall not pay from its assets any obligations and indebtedness of any other individual or entity.

vii.    The Corporation shall pay from its assets all obligations and indebtedness of any kind incurred by the Corporation.

viii.    The Corporation shall not form, or cause to be formed, any subsidiaries nor shall the Corporation permit the LLC to form, or cause to be formed any subsidiaries nor shall the Corporation acquire any interest as a general or limited partner or member in any entity other than the LLC as specified herein.

ix.    The Corporation shall not file any voluntary petition or consent to the filing of any petition in or institute any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy or similar law on behalf of itself or the LLC without the unanimous written consent of the entire Board of Directors, including the Independent Director(s).

x.    The Corporation shall not amend, alter, change or repeal any provision contained herein nor shall the Corporation permit the LLC to amend, alter, change or repeal any provision of its organizational documents.

xi.    The Corporation shall not sell, exchange, convey, encumber or otherwise dispose of any or all of the Corporation’s right, title or interest as the Managing Member of the LLC.

B.    The Corporation shall make no asset distributions, including, without limitation, any distribution of dividends, except to the extent of cash on hand in excess of that needed to cover the expected operating expenses of the Corporation, including any obligations or liabilities under the Transaction Documents.

C.    The Corporation shall act solely in its corporate name and through its duly authorized officers or agents in the conduct of its business, and shall conduct its business so as not to mislead others as to the identity of the entity with which they are concerned.

D.    The Corporation shall transact business with any affiliated entity on an arms-length basis and pursuant to enforceable agreements. To the extent that the Corporation and any of its shareholders or affiliates have offices in contiguous space, there shall be fair and appropriate allocation of overhead costs (including rent) among them, and each such entity shall bear its fair share of such expenses.

E.    The Corporation shall maintain separate corporate records and books of account and financing statements and shall not commingle its corporate records and books of account with the corporate records and books of account of any entity. The Corporation shall use separate stationary, invoices and checks. The books of the Corporation may be kept (subject to any provision contained in the statutes) inside or outside the State of Nebraska at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

F.    The Board of Directors of the Corporation shall hold appropriate meetings to authorize all of its corporate actions. Regular meetings of the Board of Directors shall be held not less frequently than one time per annum.

G.    Meetings of the shareholders of the Corporation shall be held not less frequently than one time per annum.

H.    The Corporation will at all times ensure that its capitalization is adequate in light of its business and purposes.

ARTICLE V

AUTHORIZED SHARES

The aggregate number of shares which the Corporation may issue is 1,000 shares of Common Stock with a par value of $1.00 per share. Each share of Common Stock issued shall be entitled to one vote. No additional Common Stock and no classes of Preferred Stock may be issued.

ARTICLE VI

BOARD OF DIRECTORS

(a)    The number of directors constituting the initial Board of Directors is two. The number of directors shall consist of two to seven as fixed pursuant to the Bylaws. The names arid addresses of the persons who will serve as directors until the first annual meeting of shareholders or until their successor is elected and qualified are as follows:

NAME	ADDRESS
Ralph W. Castner	One Cabela Drive Sidney, NE 69160

David A. Roehr	One Cabela Drive Sidney, NE 69160

(b)    The Corporation shall have, at all times any certificates, indebtedness or other obligations are outstanding under the Transaction Documents, at least two Independent Directors. An Independent Director shall be any person who (i) is not and has never been (A) a direct, indirect or beneficial stockholder, officer, director, partner, employee, affiliate, associate, material customer or material supplier of World’s Foremost Bank, National Association (the “Bank”), or any of its respective subsidiaries or affiliates, or (B) a member of the immediate family of any person described above, and (ii) does not directly or indirectly own any class of voting stock of the Bank or any of its affiliates. As used herein, the term “affiliate” means any person controlling, under common control with, or controlled by the person in question, and the term “control” means the possession, directly or indirectly, of the power to direct or the cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. The provisions of this Article VI(b), and all references herein to the Independent Directors, shall become effective only upon the Company becoming the Transferor under the Transaction Documents.

(c)    If an Independent Director resigns, dies or becomes incapacitated, or such position is otherwise vacant, no action requiring the unanimous affirmative vote of the Board of Directors shall be taken until a successor Independent Director is elected and qualified and approves such action. In the event of the death, incapacity, or resignation of an Independent Director, or a vacancy for any other reason, a successor Independent Director shall be appointed by the remaining directors.

(d)    No Independent Director shall owe a fiduciary duty or other obligation to the initial shareholder(s) nor to any successor shareholders, and every shareholder, including the initial shareholder(s) and each successor shareholder, shall be deemed to have consented to the foregoing by virtue of such shareholder’s purchase of shares of capital stock of the Corporation, no further act or deed of any shareholder being required to evidence such consent. Instead, each such Independent Director, in voting on matters subject to the approval of the Board of Directors, shall at all times take into account the interests of creditors of the Corporation in addition to the interests of the Corporation. No Independent Director may be removed unless a successor Independent Director is appointed.

ARTICLE VII

BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized and empowered to make, alter or repeal the Bylaws of the Corporation; provided, however, that so long as any certificates, indebtedness or other obligations are outstanding under the Transaction Documents, any such action may be taken only with the unanimous written consent of the entire Board of Directors, including the Independent Directors.

ARTICLE VIII

LIMITATION ON DIRECTOR LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take action as a director except for liability (i) for the amount of a financial benefit received by a director to which he or she is not entitled; (ii) for intentional infliction of harm on the corporation or its shareholders; (iii) for a violation of Section 21-2096, or its successor, of the Act; and (iv) for an intentional violation of criminal law.

ARTICLE IX

INDEMNIFICATION

The Corporation shall, and by virtue of the provisions of this Article IX is obligated to, indemnify each director and each officer of the Corporation to the fullest extent permitted by law in accordance with Section 21-20,103 of the Act for liability, as defined in Section 21-20,102 of the Act, to any person for any action taken, or any failure to take any action, as a director or officer of the Corporation except liability for (a) receipt of a financial benefit to which such director is not entitled, (b) an intentional infliction of harm on the Corporation or the shareholders of the Corporation, (c) a violation of Section 21-2096 of the Act, or (d) an intentional violation of criminal law. The foregoing provisions of this Article IX shall be deemed to satisfy the requirements for authorization referred to in Subsection (3) of Section 21-20, 105 and in Subsection (3) of Section 21-20,107 of the Act and shall be deemed to obligate the Corporation to advance funds to pay for or reimburse expenses in accordance with Section 21-20, 105 of the Act to the fullest extent permitted by law. Notwithstanding any contrary provisions set forth in this Article IX, any indemnity obligations under this Article IX shall be subordinate to all indebtedness owing under the Transaction Documents, no assets of any Trust (as such term is defined in the Articles of Organization of the LLC) shall be used to pay the indemnification obligations set forth in this Article IX and no shareholder shall have personal liability on account thereof.

The indemnity provided for by this Article shall not be deemed to be exclusive of any other rights to which those indemnified may be otherwise entitled, nor shall the provisions of this Article be deemed to prohibit the Corporation from extending its indemnification to cover other persons or activities to the extent permitted by law or pursuant to any provisions in the Bylaws.

ARTICLE X

INCORPORATOR

The name and address of the incorporator of the Corporation is as follows:

H. Dale Dixon III

13710 FNB Parkway, Suite 200

Omaha, Nebraska 68154

DATED this 28th day of January, 2003.

/s/ H. Dale Dixon III
H. Dale Dixon III, Incorporator